FARMOUT AGREEMENT BETWEEN TANGANYIKA OIL COMPANY LTD.

DUBLIN INTERNATIONAL PETROLEUM (EGYPT) LIMITED AND GHP EXPLORATION (EGYPT)
LTD.




























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                                        INDEX

Article Number        Heading                                  Page
--------------        -------                                  ----
        1.0           Definitions                                2
        2.0           Obligations of the Parties                 4
        3.0           Joint Operating Agreement                  6
        4.0           Representations and Warranties             7
        5.0           Relationship of the Parties                9
        6.0           Information                                9
        7.0           Applicable Law & Resolution of Disputes    10
        8.0           Miscellaneous                              11

Annexure "A"        Concession Agreement

Annexure "B"        Deed of Assignment

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                                  FARMOUT AGREEMENT

THIS AGREEMENT is made and entered into as of the ________ day of April 1998, by and between:

TANGANYIKA OIL COMPANY LTD., a company organised and existing under the laws of Canada ("Tanganyika");

DUBLIN INTERNATIONAL PETROLEUM (EGYPT) LIMITED, a company organised and existing under the laws of the Republic of Ireland ("Dublin"), a wholly-owned subsidiary of Tanganyika; and

GHP EXPLORATION (EGYPT) LTD., a company organised and existing under the laws of Bermuda ("GHP") a wholly-owned subsidiary of GHP EXPLORATION CORPORA TION, a company organised and existing under the laws of the Yukon Territory.

WITNESSETH WHEREAS:

A. On November 17, 1997, Dublin was notified of the acceptance by the Exploration Offers Committee of the Egyptian General Petroleum Corporation (EGPC) of Dublin's application in a concession covering an area of approximately 2,320 onshore square kilometres known as Block H, West Gharib, Gulf of Suez, Egypt.

B. On December 1, 1997, Dublin and EGPC initiated a concession agreement (the "CA") pursuant to which Dublin was granted the right to explore for and exploit petroleum in the Contract Area (as hereinafter defined). The CA is subject to ratification by the Government of the Arab Republic of Egypt (the "Government").

C. On December 28, 1997, Dublin and EGPC signed a Pre-Effective Date Expenditure Agreement pursuant to which Dublin's Concession expenditures after December 28, 1997 would be recoverable under the CA prior to the effective date of the CA.

D. On March 24, 1998 Dublin was notified by EGPC that Law No. 15 for 1998 concerning the CA was issued.

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E.     Subject to the approvals of the Government and EGPC, Dublin is willing to transfer and assign to GHP an undivided thirty percent (30%)
       Participating Interest in the CA, together with all rights and obligations pertaining thereto; and

F. GHP is desirous of acquiring the said thirty-percent (30%) Participating Interest on the basis of the terms and conditions set forth herein.




NOW THEREFORE in consideration of the mutual promises, agreements and covenants hereinafter set forth, the parties hereto agree as follows:

1.0    DEFINITIONS

1.01 The terms defined in the recitals hereof or at other instances herein shall have the meanings attributed to them thereby. In addition, the following words and expressions shall, for the purpose of this Agreement, bear the meanings respectively set opposite them:

"Acquired Interest"         means a thirty (30%) undivided Participating
                            Interest free and clear of all encumbrances to be transferred and assigned as contemplated herein by Dublin to GHP;

" Affiliate"                means in relation to each Party, any company,
                            corporation or other entity

                            a. which is directly or indirectly controlled by such Party; or
                            b. which directly or indirectly controls such Party; or
                            c. which is directly or indirectly controlled by a company, corporation or other entity that also directly or indirectly controls such Party.
                            To this effect, control is conclusive by fact of owning directly or indirectly shares, or other ownership rights, in the company, corporation or entity representing more than fifty percent (50%) of the voting rights.

" Agreernent"               means this Farmout Agreement;

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"Contract Area"             means the area described in the Concession Agreement
                            (CA);

"Contract Depth"            means at depth of 200 feet into the Nubia Formation
                            or 9,000 feet whichever is shallower.

"Deed of Assignment"        means the instrument of transfer to be submitted to
                            the Government and EGPC for the purpose of obtaining all the necessary official consents to the assignment of the Acquired Interest by Dublin to GHP, which instrument will substantially be in the form set forth in Annex "B" attached hereto or in the form required by the Government and EGPC;

"Effective Date"            means the date of execution of this Agreement;

"Joint Operating            means the Joint Agreement to be enter into
                            Agreement" or "JOA" between the Parties which shall govern the rights and duties of the Parties in relation to the CA. The JOA shall be based on, and shall be substantially in the form of, the 1995
                            Association of International Petroleum Negotiators
                            Model Form International Operating Agreement;

"Participating Interest"    means an undivided percentage in the CA and the JOA
                            and all rights and obligations pertaining thereto;

"Party"                     means a party to this Agreement.

All other terms specifically defined in the CA and not defined herein shall have the meanings assigned to them in the CA unless the context clearly requires otherwise. A copy of the CA is attached hereto as Annexure "A".

1.02 Unless the context otherwise requires, reference to any Article is to an Article of this Agreement. In addition, where the context requires, the singular shall include the plural and the plural shall include the singular.

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2.0     OBLIGATIONS OF THE PARTIES

2.01 GHP shall, within seven (7) days of the later of the Effective Date or the date GHP receives written notification from Dublin that the CA is signed by the Government, pay to Dublin the following:

       a. fifty-one thousand United States Dollars (US$51,000), being thirty percent (30%) of all costs incurred prior to the Effective Date;

       b. two hundred twenty five thousand United States Dollars (US$225,000), being thirty percent (30%) of the Signature Bonus payable to EGPC;

       c. twelve thousand United States Dollars (US $12,000), being thirty percent (30%) of the CA administration costs payable to EGPC;

       d. fifteen thousand United States Dollars (US$15,O00), being thirty percent (30%) of the annual training bonus payable to EGPC.

Payments shall be effected to Tanganyika's bank account numbered 1489057.202 with Cantrade Ormond Burrus Banque Privee S.A., 12 rue Ami-Lullin, P.O. Box 3142, CH-1211 , Geneva 3, Switzerland.

2.02 From and after the effective date of the CA, GHP shall, subject to the provisions of this Agreement and the JOA, bear and pay thirty percent (30%) of all costs and expenses including but not limited to the Financial Obligations related to the CA.

2.03 At such time as the CA is executed by the Government, GHP shall be obligated to bear and pay sixty percent (60%) of the costs and expenses associated with the drilling of an exploratory well to Contract Depth including casing to total depth and subsequent testing approved by the Parties or abandonment of said well in the Initial Exploration Period. Notwithstanding the above, upon the earlier to occur of (a) the drilling and testing (if approved) of this exploratory well, or (b) total cumulative costs incurred in drilling and completing or abandoning the said well equal to one million five hundred thousand United States Dollars (US$1 ,500,000), or a maximum cost to GHP of nine hundred thousand United

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States Dollars (US$900,000); GHP thereafter shall pay thirty percent (30%) of all costs and expenses with any further activity related to this well.

2.04 GHP shall, within seven (7) days of the Effective Date, provide either Dublin or Tanganyika (at Dublin's option) with a corporate surety bond issued by Underwriters Indemnity (or a form of guarantee acceptable to Dublin's bank) in favour of either Dublin or in favour of either Dublin or Tanganyika (at Dublin's option) for the amount of one million five hundred thousand United States Dollars (US$1,500,000), being thirty percent (30%) of the letter of Guarantee. GHP shall be entitled to reduce the amount of the bond, or guarantee, as the amount of the Letter of Guarantee is reduced pursuant to the CA. Until the Deed of Assignment is approved by EGPC and the Government, Dublin and Tanganyika shall hold the Acquired Interest in trust for GHP. Dublin and Tanganyika shall immediately provide GHP with a Trust Agreement covering the Acquired Interest.

2.05 Dublin shall, upon receipt of the sums set out in Article 2.01 and the security set out in Article 2.04, prepare, execute and submit the Deed of Assignment to GHP for execution by GHP.

2.06 Dublin shall, as soon as possible following the date of receiving the fully executed Deed of Assignment, submit the same for approval by EGPC and the Government and will use its best efforts to obtain said approvals.

2.07 Following the approval of the Deed of Assignment by EGPC and the Government, the respective Participating Interests of the Parties shall be as follows:

                            Dublin   70%
                            GHP      30%
                                    ----
                                    100%

Notwithstanding the Parties' Participating Interests, GHP and Dublin agree that hydrocarbons allocated to the Contractor for recovery of costs as provided in Article VII of the CA shall be allocated between the Parties in the same percentages as recoverable expenditures are incurred by the Parties.

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2.08   GHP agrees, subject to the provisions of this Agreement and the JOA, to assume its respective share of the rights and obligations of Dublin arising from and under the CA with respect to the Acquired Interest from and after the date of execution of the Deed of Assignment.

2.09 Notwithstanding anything herein to the contrary, Dublin and Tanganyika shell defend, indemnify and hold GHP, its directors, officers, employees, agents and representatives harmless from and against any and all claims, demands, causes of action, judgments and liabilities of every kind and character arising out of or in connection with any operations or activities conducted pursuant to or in relation to the CA prior to the Effective Date.

3.0    JOINT OPERATING AGREEMENT

3.01 The Parties shall use reasonable efforts to execute the JOA, which shall take effect as of the Effective Date, within thirty (30) days after execution of this Agreement.

3.02 The Parties agree that the Operator shall be Dublin. The Operator shall conduct all operations in accordance with the provisions of the CA, the JOA and the directions and instructions of the Operating Committee created under the JOA.

3.03 The JOA shall govern the operations on the Contract Area including, but not limited to, the design and implementation of any seismic and drilling programs. Under the JOA, there shall be created an Operating Committee which shall provide overall supervision and direction of all operations and which shall, without limitation, have the right to approve all key agreements with consultants and contractors in connection with the CA. Each Party shall have a representative on the Operating Committee with a voting interest equal to that Party's Participating Interest. GHP shall be entitled to have one of its technical personnel work with the personnel of Dublin, at GHP's cost, in the formation of the seismic and drilling programs.

3.04 Article IV(c) of the CA provides for a joint committee to be established by EGPC and the Contractor, referred to as the "Exploration Advisory Committee". The Exploration Advisory Committee consists of six members, three of whom shall be appointed by EGPC and three of whom shall be appointed by Contractor. Dublin shall provide for one of its three members to be a representative of GHP, subject to approval by EGPC. Dublin shall consult

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with GHP and consider GHP's input, regarding all meetings and negotiations with
EGPC and the Government and shall keep GHP informed of all matters relative thereto, including but not limited to budgets and work programs.

3.05 The JOA shall provide that hydrocarbons allocated to the Contractor for recovery of costs as provided in Article VII of the CA shall be allocated among the parties to the JOA in the percentages that such parties have incurred recoverable expenditures under the CA.

4.0    REPRESENTATIONS AND WARRANTIES

4.01   Dublin and Tanganyika hereby represent and warrant to GHP that:

a. Dublin is duly established and existing under the Jaws of the Republic of Ireland and has the power and authority to own its own assets and to conduct the business which it carries on;

b. Dublin has the corporate power to enter into this Agreement, the JOA and the Deed of Assignment and to carry out the transactions provided for therein, it has taken all necessary corporate action to authorise the execution and delivery of this Agreement, the Deed of Assignment and the JOA, which agreements constitute legally binding obligations on it, and it has duly executed and delivered this Agreement;

c. Dublin is not the subject of an order for the liquidation or winding up, nor has it entered into a scheme or arrangement with its creditors or any class of them, nor has any official manager, receiver and/or trustee been appointed in respect of it or its property or assets;

d. there have been no actions taken in relation to the CA, by or on behalf of Dublin or Tanganyika, that would cause GHP, Dublin or Tanganyika to be in violation of the FOREIGN CORRUPT PRACTICES ACT of the United States of America;

e.     Dublin in qualified to carry on business in The Arab Republic of Egypt;

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f.     the CA is valid and in full force and effect, approved by Majlis AI Shaab
       (Egyptian Parliament) and in good standing and there has been no default by Dublin under, or breach by Dublin of the CA and Dublin has not received any notice or claim by EGPC or the Government that the CA will or may be terminated;

g. Dublin and Tanganyika own a 100% interest in the CA and Law No. 15 for 1998 has been issued by the Government recognizing that Dublin and Tanganyika own a 100% interest in the CA and authorizing the Minister of Petroleum to sign the CA on behalf of the Government of the Arab Republic of Egypt;

h. the CA and all applicable laws, prior to the signing of the CA by the Minister of Petroleum and Dublin and Tanganyika, have been complied with and all taxes, rentals, charges and other payments required in connection with the CA and any applicable laws have been paid;

i. other than the payment of the administration costs payable to EGPC, the deposit of the Letter of Guarantee and the obligation to complete the minimum work commitment for the Initial Exploration Phase of the CA, there are no outstanding obligations under the CA;

j. there are no mortgages, charges, liens, encumbrances or adverse interests of any nature against or relating to the CA or the Acquired Interest, other than those of EGPC and the Government set out in the CA;

k. there is no pending or threatened litigation, or other claim related to the CA or the Contract Area, which would materially affect the consumption of, and benefits under this Agreement, the Deed of Assignment and/or the JOA; and

l. they are not aware of any facts which may give rise to any proceeding and they are not involved in or aware of any dispute with any person or entity prejudicial to the exercise of any rights related to the Acquired Interest.

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4.02   GHP hereby represents and warrants to Dublin and Tanganyika that:

a. it is duly established and existing under the laws of the United States of America;

b. it has the corporate power to enter into this Agreement, the Deed of Assignment and the JOA, and to carry out the transactions provided for therein and has taken all necessary corporate action to authorise the execution and delivery of this Agreement the Deed of Assignment and the JOA which agreements constitute legally binding obligations on it and it has duly executed and delivered this Agreement.

5.0     RELATIONSHIP OF THE PARTIES

5.01 The rights, duties, obligations and liabilities of the Parties herein shall be several and not joint or collective; and nothing herein contained shall ever be construed as creating a partnership of any kind, an association, or a trust, or as imposing upon any or all of the Parties hereto any partnership duty, obligation or liability. Each Party shall be individually responsible only for its obligations as set out in this Agreement.

6.0    INFORMATION

6.01 On the Effective Date, Dublin will make available and furnish to GHP all data and information related to the Contract Area and the CA.

6.02 Subject to the CA, the Parties hereto agree that the terms of this Agreement shall be considered confidential and shall not be disclosed to any third party, except to the extent provided below. Neither Party shall, without the prior written consent of the other Party , disclose during the currency of this Agreement to any third party any data or information acquired or obtained by any of them under the CA, except to the extent provided below:

       a.     to the Government and EGPC;

       b.     to an Affiliate;

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c.     to any technical, financial or other professional consultant retained by it or its Affiliate, which requires the information or data to provide professional services to Dublin or GHP; to the extent required:

       i.  by law, or
       ii. by the rules and regulations of any stock exchange upon which the shares or other securities of any Party or an Affiliate are listed or in connection with an application to any stock exchange for listing of any such shares or other securities;

e. to any third party with which bona fide negotiations for a Participating Interest are conducted; or

f. to the extent that the information is in the public domain; provided always that with the exception of disclosure under (a), (b), (d), and (f) hereinabove, the recipient of any information agrees in writing to keep the same strictly confidential. Upon execution of the JOA, the confidentiality provisions in the JOA shall control.

7.0     APPLICABLE LAW AND RESOLUTION OF DISPUTES

7.01 This Agreement shall be governed by and construed in accordance with the laws of Canada, excluding, however, any of its conflict of law rules which would direct or refer to the laws of another jurisdiction. The Parties hereto specifically attorn and submit themselves to the jurisdiction of the courts of Canada. In addition, each Party irrevocably waives any objection which it may now or hereafter have to laying of venue of any suit, action or proceeding arising out of or relating to this Agreement in the courts of Canada, and irrevocably waives any claim that any such suit, action or proceeding brought in the courts of Canada has been brought in an inconvenient forum and further irrevocably waives the right to object, with respect to such claim, suit action or proceeding brought in the courts of Canada that such court does not have jurisdiction over such Party.


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 8.0   MISCELLANEOUS

8.01 Each Party shall prepare and submit any and all filings in relation to this Agreement required of such Party by any governmental agency having jurisdiction. Each Party shall in a timely fashion provide the other with copies of all such filings.

8.02 Any obligation of the Parties hereunder shall be suspended while they or any of them is prevented or hindered from complying therewith by any cause of force majeure as that term is defined in the Force Majeure Article of the CA. Any time limitations set forth in the Agreement shall be automatically extended for the same period of time that the obligations are so suspended.

8.03 The terms, conditions, warranties and representations in this Agreement shall survive the execution of the Deed of Assignment and the JOA.

8.04 This Agreement may be amended only by a written instrument executed by the Parties hereto.

8.05 Whether or not the transactions contemplated herein shall be consummated, each of the Parties shall (except as otherwise specifically provided herein) pay his own expenses incidental to the preparation, execution and performance of this Agreement.

8.06 Either of the Parties shall execute and deliver such other certificates, agreements and other documents and take such other actions as may reasonably be requested by the other Party in order to consummate or implement the transactions contemplated by this Agreement.

8.07 All notices, requests, demands or other communications hereunder shall be in writing, and shall be delivered by hand or sent by courier. Notices sent by fax are deemed to be received on the working day of the recipient following dispatch provided that the recipient acknowledge receipt by return fax.


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a.      If to DUBLIN INTERNATIONAL PETROLEUM (EGYPT) LIMITED:

       Suite 1320-885 West Georgia Street

       Vancouver, BC

       Canada V6V3E8

       Attention: Mr. Lukas Lundin

       Telephone: (604) 6897842

       Facsimile: (604) 689 4250

b. If to GHP EXPLORATION (EGYPT) LTD: Suite 900, 1900 West Loop South Houston, Texas U.S.A. 77027

       Attention: Mr. Barry Lasker Telephone: (713) 626 9373 Facsimile: (713) 626 9374.

The address of each Party hereto may be changed for any or all purposes of the Agreement by five (5) days advance written notification from the Party changing its address to the other Party.

8.08 This Agreement and all the provisions hereof shall be binding upon and enure to the benefit of the Parties hereto and their respective successors and permitted assigns, but neither this Agreement nor any of the rights, interest or obligations hereunder shall be assigned by operation of law or otherwise, without the consent of the other Party, which consent shall not be unreasonably withheld. Notwithstanding the foregoing, each Party shall be entitled, upon notification, to assign to an Affiliate without the consent of the other Party.

8.09 This Agreement may be executed in one or more counterparts, all of which will constitute one and the same instrument.

8.10 The section headings in this Agreement are for convenience and reference only and shall not be deemed to alter or affect the meaning or interpretation of any provision thereof.


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8.11   This Agreement and the JOA supersede any and all other agreements, oral or written, and constitutes the entire agreement among the Parties hereto

       Respect of the subject matter of this Agreement.

IN WITNESS WHEREOF, The Parties hereto have executed this Agreement as of the day and year first above written.

TANGANYIKA OIL COMPANY LTD.

Name:

Title:

DUBLIN INTERNATIONAL PETROLEUM (EGYPT) LIMITED

Name:

Title:


GHP EXPLORATION (EGYPT) LIMITED

Name:

Title:


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